Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Improved Fourth Quarter and
Full Year 2019 Financial Results

Columbia, MD. March 10, 2020. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended December 31, 2019.
Overview:

•	Revenue of $155.4 million for fourth quarter of 2019 compared to $132.9 million for fourth quarter of 2018, and annual revenue of $583.3 million for full year 2019 compared to $515.2 million in 2018

•	Gross profit of $23.3 million, or 15.0% of revenue, for fourth quarter of 2019 compared to $18.3 million, or 13.8%, for fourth quarter of 2018

•
Diluted earnings per share of $0.56 for fourth quarter of 2019 compared to $0.02 per share for fourth quarter of 2018 (Adjusted EPS of $0.23 for fourth quarter of 2019 compared to $0.11 for fourth quarter of 2018 after adjusting for special items)

•	Cash flow from operations of $8.8 million for fourth quarter of 2019 compared to $7.7 million for fourth quarter of 2018

•	Backlog of $349.8 million as of December 31, 2019, a 10.0% increase compared to $318.0 million as of December 31, 2018

“In the fourth quarter of 2019, the Company achieved revenue growth of 17%, of which 12% was organic growth, compared to the fourth quarter of 2018,” stated Scott N. Greenberg, Chief Executive Officer of GP Strategies. “In addition, our Adjusted EBITDA increased by 46% for the fourth quarter of 2019 compared to the corresponding period of 2018. The progress that we've made in our business development efforts has translated into positive results for the quarter. We continued to improve our balance sheet and generated approximately $8.8 million of operating cash flow for the quarter. We were able to reduce our net debt position, after subtracting cash, to $74.7 million at December 31, 2019 compared to $103.1 million as of December 31, 2018. The improvement in our balance sheet gives us increased flexibility going forward.”

"We are seeing significant traction with our business development efforts which contributed to organic growth of 5% for 2019," stated Adam Stedham, President of GP Strategies. "Both the TTi acquisition and our existing automotive services within our Business Transformation Services segment had strong 2019 revenue growth, exceeding the Company's overall organic growth rate. This trend reinforces our confidence in the opportunities for GP Strategies within the global automotive industry. In addition, our work has ramped up on many of the previously announced managed services awards, resulting in increased revenue in our Workforce Excellence segment. Our backlog has increased from $318.0 million as of December 31, 2018 to $349.8 million as of December 31, 2019."

The Company's revenue increased $22.5 million, or 17.0%, to $155.4 million for the fourth quarter of 2019 from $132.9 million in the fourth quarter of 2018. Revenue in the Workforce Excellence segment increased $9.0 million, or 11.6%, primarily due to growth in managed learning services due to new outsourcing and content development contracts. Revenue in the Business Transformation Services segment increased $13.5 million, or 24.5%, due to revenue from the TTi Global acquisition completed in December 2018, as well as an increase in sales training services for automotive clients. Revenue for the fiscal year ended December 31, 2019 was $583.3 million, up $68.1 million or 13.2% from 2018 revenue of $515.2 million. Foreign currency exchange rate changes resulted in decreases in U.S. dollar reported revenue of $0.3 million during the fourth quarter of 2019 and $7.5 million for the year ended December 31, 2019.

Operating income increased $12.9 million to $15.3 million for the fourth quarter of 2019 from $2.4 million for the fourth quarter of 2018 primarily due to a $12.1 million pre-tax gain on the sale of the Company's tuition program management business in the fourth quarter of 2019. In addition, gross profit increased $5.0 million, or 27.4%, due to increased revenues, offset by a $3.1 million increase in general and administrative expenses.

Net income was $9.5 million, or $0.56 per share, for the fourth quarter of 2019 compared to $0.4 million, or $0.02 per share, for the fourth quarter of 2018. After accounting for special items, which are set forth in the Non-GAAP Reconciliation - Adjusted EPS below, Adjusted EPS was $0.23 for the fourth quarter of 2019 compared to $0.11 for the fourth quarter of 2018. Net income for the fiscal year ended December 31, 2019 was $15.2 million, or $0.90 diluted earnings per share compared to $9.8 million, or $0.59 diluted earnings per share for the fiscal year ended December 31, 2018.

Balance Sheet and Cash Flow Highlights
As of December 31, 2019, the Company had cash of $8.2 million compared to $13.4 million as of December 31, 2018. The Company had $82.9 million of long-term debt outstanding as of December 31, 2019 under its $200 million revolving credit facility compared to $116.5 million outstanding as of December 31, 2018. Cash provided by operating activities was $13.4 million for the year ended December 31, 2019 compared to $11.2 million for the same period in 2018.

Investor Call
The Company has scheduled an investor conference call and webcast for 10:00 a.m. Eastern Time on March 10, 2020. Prepared remarks regarding the company’s financial and operational results will be followed by a question and answer period with GP Strategies’ executive management team. The conference call may be accessed via webcast at: https://services.choruscall.com/links/gpx200310.html or by calling +1 (833) 535-2204 within the US, or +(412) 902-6747 internationally, and requesting the “GP Strategies Conference.” The presentation slides broadcast via the webcast will also be available on the Investors section of GP Strategies’ website the morning of the call. Participants must be logged in via telephone to submit a question to management during the call. Participants may optionally pre-register for the webcast at http://dpregister.com/10139861.

The webcast will be archived on the Investors section of GP Strategies’ website and will remain available for 90 days. Alternatively, a telephonic replay of the conference call will be available for one week and may be accessed by dialing +1 (877) 344-7529 in the US, or +1 (412) 317-0088 internationally, and requesting conference number 10139861.
Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted Earnings per Diluted Share (Adjusted EPS), backlog, free cash flow (cash flow from operating activities less capital expenditures), and organic revenue growth. The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA and Adjusted EPS to the most comparable GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,

	2019	2018	2019	2018

Revenue	$155,399	$132,871	$583,290	$515,160
Cost of revenue	132,090	114,579	494,077	437,417
Gross profit	23,309	18,292	89,213	77,743
General and administrative expenses	17,723	14,641	64,492	54,848
Sales and marketing expenses	2,150	1,670	7,875	4,798
Restructuring charges	234	—	1,639	2,930
Gain on change in fair value of contingent consideration, net	—	466	677	4,438
Gain on sale of business	12,126	—	12,126	—
Operating income	15,328	2,447	28,010	19,605
Interest expense	1,206	1,314	6,058	2,945
Other income (expense)	145	15	417	(1,897)
Income before income tax expense	14,267	1,148	22,369	14,763
Income tax expense	4,772	763	7,180	4,927
Net income	$9,495	$385	$15,189	$9,836

Basic weighted average shares outstanding	16,983	16,579	16,827	16,608
Diluted weighted average shares outstanding	17,020	16,652	16,861	16,696
Per common share data:
Basic earnings per share	$0.56	$0.02	$0.90	$0.59
Diluted earnings per share	$0.56	$0.02	$0.90	$0.59

Other data:
Adjusted EBITDA(1)	$10,959	$7,495	$40,923	$37,917
Adjusted EPS (1)	$0.23	$0.11	$0.84	$0.90

(1)
The terms Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures that the Company believes are useful to investors in evaluating its results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,

	2019	2018	2019	2018
Revenue by segment:
Workforce Excellence	$86,796	$77,770	$329,795	$316,814
Business Transformation Services	68,603	55,101	253,495	198,346
Total revenue	$155,399	$132,871	$583,290	$515,160

Gross profit by segment:
Workforce Excellence	$14,763	$11,193	$55,855	$50,875
Business Transformation Services	8,546	7,099	33,358	26,868
Total gross profit	$23,309	$18,292	$89,213	$77,743

Supplemental Cash Flow Information:
Net cash provided by operating activities	$8,849	$7,700	$13,400	$11,210
Capital expenditures	(410)	(567)	(2,315)	(2,834)
Free cash flow	$8,439	$7,133	$11,085	$8,376

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,

	2019	2018	2019	2018
Net income	$9,495	$385	$15,189	$9,836
Interest expense	1,206	1,314	6,058	2,945
Income tax expense	4,772	763	7,180	4,927
Depreciation and amortization	2,490	2,251	9,482	7,921
EBITDA	17,963	4,713	37,909	25,629
Adjustments:
Non-cash stock compensation expense	1,656	809	5,595	4,310
Restructuring charges	234	—	1,639	2,930
Severance expense	206	515	2,232	515
Gain on change in fair value of contingent consideration, net	—	(466)	(677)	(4,438)
ERP implementation costs	585	1,081	2,188	4,037
Foreign currency transaction (gains) losses	(334)	274	718	2,298
Legal acquisition and transaction costs	621	569	1,291	1,680
(Gain) loss on divested business	(12,126)	—	(12,126)	956
Loss on settlement with foreign oil & gas client	2,154	—	2,154	—
Adjusted EBITDA	$10,959	$7,495	$40,923	$37,917

(2)
Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization, non-cash stock compensation expense, gain or loss on the change in fair value of contingent consideration and other unusual or infrequently occurring items. For the periods presented, these other items are restructuring charges, severance expense, ERP implementation costs, foreign currency transaction (gains) losses, legal acquisition and transaction costs, (gain) loss on divested business and loss on settlement with foreign oil & gas client. Adjusted EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EPS (3)
(Unaudited)

	Quarter ended		Years ended
	December 31,		December 31,

	2019	2018	2019	2018
Diluted earnings per share	$0.56	$0.02	$0.90	$0.59
Restructuring charges	0.01	—	0.07	0.13
Severance expense	0.01	0.02	0.09	0.02
Gain on change in fair value of contingent consideration, net	—	(0.02)	(0.03)	(0.20)
U.S. Tax Cuts and Jobs Act of 2017	—	—	—	0.02
ERP implementation costs	0.02	0.05	0.09	0.18
Foreign currency transaction (gains) losses	(0.01)	0.01	0.03	0.10
Legal acquisition and transaction costs	0.02	0.03	0.05	0.07
Settlement of contingent consideration in shares	0.01	—	0.03	—
(Gain) loss on divested business	(0.48)	—	(0.48)	0.04
Loss on settlement with foreign oil & gas client	0.09	—	0.09	—
Reversal of contingent interest	—	—	—	(0.05)
Adjusted EPS	$0.23	$0.11	$0.84	$0.90

(3)
Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, is defined as earnings per diluted share excluding the gain or loss on the change in fair value of acquisition-related contingent consideration and special charges, such as restructuring, and other unusual or infrequently occurring items of income or expense. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the gain on change in fair value of acquisition-related contingent consideration and other special charges, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Organic Revenue Growth (4)
(In thousands)
(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,

	2019	2018	2019	2018
GAAP revenue	$155,399	$132,871	$583,290	$515,160
GAAP revenue growth	17.0%		13.2%
Less: Acquisition and divestiture revenue	(7,001)		(48,020)
Add: Foreign currency impact on revenue	303		7,505
Non-GAAP revenue on constant currency basis	$148,701		$542,775
Organic revenue growth on constant currency basis	11.9%		5.4%

(4)
The terms organic revenue and organic revenue growth are non-GAAP financial measures that the Company believes are useful to investors in evaluating its results. The Company calculates organic revenue growth by excluding incremental acquisition-related revenue based on the budgeted pro forma revenue at the time of acquisition, and adding back revenue associated with divested businesses in prior periods, that is attributable to companies acquired or divested during the prior twelve-month comparative period. To determine non-GAAP organic revenue growth on a constant currency basis, the foreign currency impact is calculated by translating the prior year revenues from entities reporting in foreign currencies to U.S. Dollars using the current period's weighted average foreign currency exchange rates.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2019	2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$8,159	$13,417
Accounts and other receivables	131,852	107,673
Unbilled revenue	57,229	80,764
Prepaid expenses and other current assets	19,115	19,048
Total current assets	216,355	220,902
Property, plant and equipment, net	5,803	5,859
Operating lease right-of-use assets	27,251	—
Goodwill and other intangible assets, net	187,907	197,057
Deferred tax assets	1,121	1,077
Other assets	10,465	9,843
Total assets	$448,902	$434,738

Current liabilities:
Accounts payable and accrued expenses	$92,332	$93,254
Deferred revenue	23,234	23,704
Current portion of operating lease liabilities	7,871	—
Total current liabilities	123,437	116,958
Long-term debt	82,870	116,500
Long-term portion of operating lease liabilities	22,159	—
Deferred tax liabilities	7,439	8,817
Other noncurrent liabilities	3,083	5,894
Total liabilities	238,988	248,169
Total stockholders’ equity	209,914	186,569
Total liabilities and stockholders’ equity	$448,902	$434,738

© 2020 GP Strategies Corporation. All rights reserved. GP Strategies and GP Strategies with logo design are registered trademarks of GP Strategies Corporation.
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C O N T A C T S:

Scott N. Greenberg	Michael R. Dugan	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9627	443-367-9925